SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 25, 2015

The Priceline Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Charles H. Noski has been appointed to the Board of Directors of The Priceline Group Inc. (the "Company"), effective March 1, 2015.

Mr. Noski currently serves as a member of the Boards of Directors of Microsoft Corporation, Avon Products, Inc., and the National Association of Corporate Directors. In 2012, Mr. Noski retired from the role of Vice Chairman of Bank of America Corporation, to which he was named after serving as the company's Executive Vice President and Chief Financial Officer. Prior to this, Mr. Noski served as the Chief Financial Officer, Corporate Vice President and Director of Northrop Grumman Corporation. Prior to Northrop Grumman, he was Vice Chairman of the Board of Directors and Chief Financial Officer of AT&T Corporation. Before that, Mr. Noski led Hughes Electronics Corporation (now The DIRECTV Group) in various senior executive roles, including President and Chief Operating Officer. Mr. Noski began his career at Deloitte & Touche LLP where he was named Partner.

In consideration of his services as a member of the Company's Board of Directors and any Board committees, Mr. Noski will be compensated in accordance with the Company's non-employee director compensation program as in effect from time to time. Mr. Noski has been appointed to serve on the Audit Committee of the Company's Board of Directors, effective March 1, 2015.

The Company issued a press release on February 25, 2015 announcing Mr. Noski's appointment, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit    Description

99.1	Press Release.

The information in Exhibit 99.1 shall not be treated as "filed" for purposes of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRICELINE GROUP INC.

By:	/s/ Peter J. Millones
	Name:	Peter J. Millones
	Title:	Executive Vice President, General Counsel and Secretary

Date:  February 25, 2015

EXHIBIT INDEX

Exhibit No.    Description

99.1	Press Release.